Exhibit 10.1

DEVELOPMENT AGREEMENT

AMONG

IRONSTATE DEVELOPMENT LLC (“Ironstate”)

AND

M-C PLAZA VI & VII L.L.C. (“Owner”)

DATED AS OF

DECEMBER 5, 2011

TABLE OF CONTENTS

		PAGE

ARTICLE 1 - THE PROJECT		1
Section 1.1	The Project	1
Section 1.2	Phases	1
Section 1.2.1	Phase I	1
Section 1.2.2	Phase II	2
Section 1.2.3	Phase III	2
Section 1.3	General Development Plan	3

ARTICLE 2 - DEVELOPMENT OF THE PROJECT		3
Section 2.1	Retention	3
Section 2.2	Development Services	3
Section 2.3	Costs and Expenses	6
Section 2.4	Authority of Ironstate	7
Section 2.5	Use of Mack-Cali Name	7
Section 2.6	Use of Ironstate Name	7
Section 2.7	Compliance with Laws	7
Section 2.8	Overall Standard of Care	7

ARTICLE 3 - COMPENSATION		7
Section 3.1	No Reimbursement	7
Section 3.2	Development Fee	7

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES		7
Section 4.1	By Ironstate	8
Section 4.2	By Owner	9

ARTICLE 5 - CAPITAL CONTRIBUTIONS		11
Section 5.1	Phase I Capital Contribution	10
Section 5.2	Phase II Capital Contribution	11
Section 5.3	Phase III Capital Contribution	11

ARTICLE 6 - CLOSING		11
Section 6.1	Phase I Closing	11
Section 6.2	Owner’s Phase I Closing Deliverables	12
Section 6.3	Ironstate’s Phase I Closing Deliverables	13
Section 6.4	Phase II Closing	13
Section 6.5	Owner’s Phase II Closing Deliverables	13
Section 6.6	Ironstate’s Phase II Closing Deliverables	14
Section 6.7	Phase III Closing	15
Section 6.8	Owner’s Phase III Closing Deliverables	15
Section 6.9	Ironstate’s Phase III Closing Deliverables	16

ARTICLE 7 - CONDITIONS TO CLOSING		16
Section 7.1	Conditions to Phase I Closing	16

1

Section 7.1.1	Conditions to Ironstate’s Obligations	16
Section 7.1.2	Conditions to Owner’s Obligations	17
Section 7.2	Conditions to Phase II Closing	18
Section 7.2.1	Conditions to Ironstate’s Obligations	18
Section 7.2.2	Conditions to Owner’s Obligations	19
Section 7.3	Conditions to Phase III Closing	19
Section 7.3.1	Conditions to Ironstate’s Obligations	19
Section 7.3.2	Conditions to Owner’s Obligations	21

ARTICLE 8 - TERM, DEFAULT; TERMINATION		21
Section 8.1	Term	21
Section 8.2	Events of Default	21
Section 8.3	Remedies on Default	22
Section 8.4	Early Termination	22
Section 8.5	Fees on Termination
Section 8.6	Default by Owner	23
Section 8.7	Use of the Property upon Termination	25
Section 8.8	Reimbursement of Ironstate Development Costs

ARTICLE 9 - CONDEMNATION AND RISK OF LOSS		25
Section 9.1	Condemnation	25
Section 9.2	Risk of Loss	25

ARTICLE 10 - NON-COMPETITION		26
Section 10.1	Non-Complete	26
Section 10.2	Exceptions to Non-Compete	26
Section 10.3	Injunctive Relief	26

ARTICLE 11 - MISCELLANEOUS		25
Section 11.1	Assignment	26
Section 11.2	Confidentiality	26
Section 11.3	Notices	26
Section 11.4	Successors and Assigns	27
Section 11.5	Severability	27
Section 11.6	Entire Contract	27
Section 11.7	Exhibits	28
Section 11.8	Headings; Interpretation; Counterparts	28
Section 11.9	Applicable Law	28
Section 11.10	Choice of Forum	28
Section 11.11	Tax Consequences	28

Exhibit A - The Property

Exhibit B - Definitions

Exhibit C - Form of Operating Agreement

Exhibit D - Major Decisions

Exhibit E - Permitted Exception

Exhibit F - Ironstate Permitted Projects

2

DEVELOPMENT AGREEMENT

This Development Agreement (this “Agreement”) is dated as of December 5, 2011 (the “Effective Date”), by and between, M-C PLAZA VI & VII L.L.C., a New Jersey limited liability company  (“Owner”) and IRONSTATE DEVELOPMENT LLC, a New Jersey limited liability company (“Ironstate”).  Ironstate and Owner are sometimes collectively referred to as the “Parties” and individually referred to as a “Party”.

RECITALS

A.            Owner is the owner of those certain tracts or parcels of land commonly known as Plaza 6 and Plaza 7 (Lot 22, Block 10) located in the County of Hudson, City of Jersey City, State of New Jersey, and being more particularly described on Exhibit A appended hereto and made a part hereof (collectively, the “Property”).

B.            All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Exhibit B to this Agreement.

C.            Ironstate and Owner have agreed to jointly undertake the development of the Project, which development shall include, but not be limited to, (i) the creation of a scheme of condominium development, governed by a master deed, which condominium scheme shall detail each of the Phases referenced therein and herein, to be developed as separate condominium unit for each of the three contemplated residential/commercial structures, (ii) the associated base parking pedestal structures, sufficient in size to provide parking for each of the contemplated condominium units as constructed, (iii) the phasing of the Project, (iv) the obtaining of the Required Approvals and (v) providing development services for the Project, all as more specifically set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1 - THE PROJECT

Section 1.1             The Project.  The Parties intend jointly to develop the Property to include up to three (3) residential projects with ancillary retail space, consisting of approximately 2,000,000 aggregate square feet of space (the “Project”).  Subject to the conditions set forth in this Agreement, Owner intends to establish the “Harborside Plaza 6 and 7 Condominium” (the “Master Condominium”) consisting of three (3) separate condominium units (each, a “Unit”) with each Unit to be developed as a phase (each, a “Phase” and collectively, the “Phases”) of the Project, as set forth herein.

Section 1.2             Phases.  The Phases of the Project shall be defined as follows:

Section 1.2.1          Phase I.  The first Phase of the Project will involve the development of approximately 1,000,000 square feet of residential space and ancillary retail space within the condominium unit, referred to as “Unit 1”, as well as the development of a parking pedestal structure within the Unit 1, all as will be generally depicted within the General Development Plan.  The Unit 1 parking structure shall be constructed so as to provide compatible points of ingress and egress and ramping systems such that the parking pedestals for Units 2 and 3, as described below, shall be capable of construction utilizing common points of ingress and egress and the ramping systems constructed for Unit 1 for each of Unit 2 and Unit 3’s parking purposes.  Upon the issuance of all Required Approvals for Unit 1 and third-party financing having been secured in an amount and upon terms and conditions approved in writing by the Owner and Ironstate for the construction of Phase I of the Project (“Approved Financing/Phase I”), Owner shall then cause a Master Deed to be recorded to effectuate the establishment of the Master Condominium and shall thereafter as “Sponsor” under the Master Condominium cause separate deeds to be recorded conveying the interests in Unit 1, Unit 2 and Unit 3 to special purpose entities (respectively, “Harborside Entity A”, “Harborside Entity B” and “Harborside Entity C”) which entities shall be wholly owned by Owner or an Affiliate of Owner (respectively, “Owner Member A”, “Owner Member B” and Owner Member C”).  Thereafter, upon the satisfaction of the Phase I Closing Conditions set forth in Section 7.1 hereof:

(a)           Ironstate or an Affiliate of Ironstate (“Ironstate Member A”) shall be admitted as member, having a fifteen percent (15%) interest, in Harborside Entity A (the “Ironstate Member A Interest”) on the terms and conditions set forth herein; and

(b)           Simultaneously upon Ironstate Member A’s admission as a member into Harborside Entity A, Ironstate Member A and Owner Member A shall enter into an amended and restated operating agreement for Harborside Entity A substantially in the form attached hereto as Exhibit C (the “Harborside Entity A Operating Agreement”).

Section 1.2.2          Phase II.  Upon (i) receipt of third party financing in an amount and upon terms and conditions approved in writing by the Owner and Ironstate for the construction of Phase II of the Project (“Approved Financing/Phase II”) , (ii) issuance of the Required Approvals for Phase II of the Project to be developed upon the second condominium Unit, which development shall include all Unit 2 ancillary parking requirements, all as will be generally depicted within the General Development Plan and referred to as “Unit 2” and (iii) the satisfaction of the Phase II Closing Conditions set forth in Section 7.2 hereof:

(a)           Ironstate or an Affiliate of Ironstate (“Ironstate Member B”) shall thereafter be admitted as a member having a fifteen percent (15%) interest in Harborside Entity B (the “Ironstate Member B Interest”) on the terms and conditions set forth herein; and

(b)           Simultaneously upon Ironstate Member B’s admission as a member into Harborside Entity B , Ironstate Member B and Owner Member B shall enter into an amended and restated operating agreement for Harborside Entity B substantially in the form attached hereto as Exhibit C (the “Harborside Entity B Operating Agreement”).

Section 1.2.3          Phase III.  Upon (i) receipt of third party financing in an amount and upon terms and conditions approved in writing by the Owner and Ironstate for the construction of Phase III of the Project (“Approved Financing/Phase III”), (ii) the issuance of the Required Approvals for Phase III of the Project to be developed upon the third condominium unit which development shall include its ancillary Unit 3 parking requirements, all as will be generally depicted within the General Development Plan and referred to as “Unit 3,” and (iii) the satisfaction of the Phase III Closing Conditions set forth in Section 7.3 hereof:

(a)           Ironstate or an Affiliate of Ironstate (“Ironstate Member C”) shall thereafter be admitted as a member, having a fifteen percent (15%) interest, in Harborside Entity C (the “Ironstate Member C Interest”) on the terms and conditions set forth herein; and

(b)           Simultaneously upon Ironstate Member C’s admission as a member into Harborside Entity C, Ironstate Member C and Owner Member C shall enter into an amended and restated operating agreement for Harborside Entity C substantially in the form attached hereto as Exhibit C (the “Harborside Entity C Operating Agreement”).

Section 1.3             General Development Plan.  Within 180 days of the date of this Agreement, the Parties shall jointly prepare a general development plan (the “General Development Plan”) for the Project, including a description of the Project as well as projected timelines for its development, including the dates by which essential elements of each Phase of the Project are scheduled be completed.  The Parties agree to use commercially reasonable and diligent efforts at all times to adhere to the timelines, goals and other terms set forth in the General Development Plan.

ARTICLE 2 - DEVELOPMENT OF THE PROJECT

Section 2.1             Retention.  Ironstate shall act as the lead developer of the Project and perform the services more fully set forth herein.  Ironstate hereby accepts such engagement and agrees to perform the duties and undertake the responsibilities herein set forth.  Ironstate shall at all times use commercially reasonable and diligent efforts in the performance of its obligations.  As to the Project, Ironstate shall perform the services, undertake the responsibilities and exercise the authority set forth in this Agreement in the role of lead developer, with the ultimate responsibility for overseeing and ensuring that all services and tasks are performed in a fashion consistent with the Master Deed, the General Development Plan and this Agreement; provided, however, that Ironstate recognizes and acknowledges that certain decisions set forth in Exhibit D hereto (“Major Decisions”) shall require the unanimous written consent of both Ironstate and Owner.  Ironstate agrees not to take any action that constitutes a Major Decision without Owner’s written consent.  Each of Owner and Ironstate shall provide its written consent to a proposed Major Decision within a commercially reasonable period after the other Member’s request for any approval.  Ironstate shall use commercially reasonable and diligent efforts to cause the Project to be developed in accordance with the General Development Plan, the Pre-Development Budget, the Operating Budget and the Construction Budget from time to time in effect, all as shall be approved by Owner and in accordance with the terms and conditions of this Agreement and any of the Operating Agreements.

Section 2.2             Development Services.  Without limiting the generality of Section 2.1 and subject to Ironstate’s obligation to obtain Owner’s written consent with respect to Major Decisions, Ironstate’s services with respect to the Project (the “Development Services”) shall be rendered in accordance with the express provisions of this Agreement and shall include the following:

(a)           Ironstate shall obtain and undertake diligent and good faith efforts to obtain all necessary authorizations, agreements, permits, licenses and similar documents with the appropriate governmental authorities and utility companies necessary or required for the ownership, development, construction, servicing, use or operation of each Phase of the Project, including, without limitation, all final non-appealable zoning, land use, general development plan approval, preliminary and final site plan approval, subdivision approval and other regulatory permits and approvals (including any revisions or amendments to the Jersey City Exchange Place North Redevelopment Plan necessary to permit the construction of the Project) (collectively, the “Required Approvals”) and thereafter supervise the prosecution and performance of all such Required Approvals.  Ironstate shall keep the Owner apprised of its efforts to obtain the Required Approvals. At least ten (10) days prior to filing, Ironstate shall provide the Owner with a full and complete copy of any application for all Required Approvals prior to submission for approval by Owner, which approval shall not be unreasonably withheld.  Any objection to any such application submitted to Owner for approval must be issued within ten (10) days of receipt or such form of application shall otherwise be deemed approved by Owner.  Notwithstanding the foregoing, Ironstate shall not be required to obtain the approval of Owner for any Ministerial Approvals.  For purposes of this Agreement, the term “Ministerial Required Approvals” shall mean any approvals sought that are not Required Approvals or would not (i) cancel, supersede, replace or terminate any existing approval at the Property, (ii) change the General Development Plan, or (iii) result in off-site improvements or costs above any agreed upon _Pre-Development Budget.  Ironstate shall attend all meetings of regulatory bodies, civic association and other advisory groups in connection with the Required Approvals and shall keep the Owner advised and well informed of all material developments in connection with such Required Approvals.  In no event shall Ironstate or Owner, agree to any condition or limitation on or with respect to the issuance of any Required Approval which would have a material adverse impact or effect on the scope, timing, cost of development or operation of the Project without obtaining the written consent of the other Party;

(b)           Keeping the Owner advised generally as to developments affecting the status of all Required Approvals, including, without limitation, local zoning, subdivision, environmental,  and other Government Requirements, and update Owner periodically on the status of any other due diligence issues identified by Owner or Ironstate from time to time;

(c)           Making recommendations for strategic and tactical actions relating to the development of the Project or the issuance of any Required Approvals;

(d)           Participating with the Owner in the negotiation of all necessary agreements with the appropriate municipal authorities and utility companies related to access, traffic, utilities, zoning and other design and construction elements pertaining to the Project and supervise the performance of such agreements after their execution;

(e)           Managing the professionals and consultants responsible for compliance with code restrictions, licenses, permits and certificates required for the Project, including without limitation, zoning restrictions and all other Government Requirements affecting the Project;

(f)            Coordinating with the Owner and any architects, general contractors, subcontractors and engineers in the design of the Project and preparation of any plans with respect to the Project, including the design of the all on-site and off-site improvements;

(g)           Participating with Owner in the retention of all contractors and professionals that will provide services in connection with the Project;

(h)           Coordinating the negotiation, preparation and performance of all design, architectural, professional, project management and construction related contracts with respect to the Project and coordinating the activities of all designated consultants such as traffic, engineering, architectural, surveying and soil testing and monitoring compliance with such contracts;

(i)            Reviewing with Owner the plans and specifications for the Project;

(j)            Jointly preparing with Owner the General Development Plan, Budgets, Project schedules and Project budgets, monitoring compliance with such plans, schedules and budgets and updating such plans, schedules and budgets as necessary;

(k)           If requested by Owner, jointly preparing with Owner the Master Deed and any necessary reciprocal and cross access easement agreements for the Project.

(l)            Coordinating the overall administration of the Project with the Owner, design professionals, contractors and other consultants and municipal officials;

(m)          Assisting and coordinating with Owner to obtain financing for the Project, including the negotiation of the terms of such financing;

(n)           Evaluating and approving all payment requests from professionals, contractors and consultants engaged to provide service in connection with the Project and processing such payment;

(o)           Ensuring that all contractors and consultants engaged to provide services in connection with the Project carry proper liability insurance naming Ironstate, Owner and such affiliates of Ironstate and Owner as each may reasonably request as additional named insureds under such policies where appropriate;

(p)           Maintaining a central control file of all application materials, plans and all other documents pertaining to the Project, including all design, engineering, construction and any other contracts for the Project;

(q)           Providing to the Owner all records and information pertaining to the Project reasonably requested by the Owner;

(r)            Periodically, and at other times upon Owner’s reasonable request, meet with Owner to discuss the development of the Project and to provide such other information as Owner may reasonably request; and

(s)           Integrating the Project into the Harborside Financial Center and ensuring compliance with the terms, conditions and requirements of that certain Second

Amendment to the Reciprocal Operation and Easement Agreement for the Harborside Financial Center, as the same may be further modified or amended.

Section 2.3             Costs and Expenses.

(a)           Ironstate shall be responsible for all costs incurred in connection with performing the Development Services, including those costs associated with obtaining the Required Approvals; provided, however, that in the event that the Phase I Closing Conditions, Phase II Closing Conditions and/or the Phase III Closing Conditions, as set forth in Article 7, are met, as applicable for each Phase, Ironstate (or the designated Ironstate Member) shall receive a credit towards the Phase I Capital Contributions, Phase II Capital Contribution and Phase III Capital Contribution, as applicable, for all costs allocable to such Phase which were set forth in the Pre-Development Budget, as may be amended from time to time, and documented to have been incurred by Ironstate and for any other costs incurred by Ironstate with the reasonable approval of Owner, all in accordance with the terms of this Agreement (collectively, the “Ironstate Pre-Development Costs”).

(b)           In the event that the closing of any Phase shall not occur solely as a result of the decision by Ironstate to terminate this Agreement pursuant to the provisions of Section 8.5 below as a consequence of an Event of Default on the part of Owner, Owner shall reimburse Ironstate for the Ironstate Pre-Development Costs attributable to the Phase or Phases for which a closing shall not occur.  In addition, in the event of a termination of this Agreement by Owner pursuant to the provisions of Section 8.4(c), (d) or (e) below, Owner shall reimburse Ironstate for those costs, fees and expenses as set forth in Section 8.4(g) and (h).  In all other instances, Ironstate shall not receive a reimbursement of or contribution toward the Ironstate Pre-Development Costs.

(c)           Owner shall be responsible for all costs incurred by Owner in connection with establishing the Master Condominium governing each Unit and for certain other costs to be incurred by Owner in connection with the pre-development of the Project; provided, however, that in the event that the Phase I Closing Conditions, Phase II Closing Conditions and/or the Phase III Closing Conditions are met, as applicable for each Phase, Owner (or the designated Owner Member, as the case may be) shall receive a credit towards the its capital account in the applicable Harborside Entity for reasonable documented costs incurred by Owner and allocable to such Phase, which are either set forth on the Pre-Development Budget, as may be amended from time to time, or otherwise reasonably approved by Ironstate, all in accordance with the terms of this Agreement (the “Owner Pre-Development Costs”). In all other instances, Owner shall not receive a reimbursement of or contribution toward the Owner Pre-Development Costs.

(d)           Ironstate shall prepare and submit to Owner for its approval separate  budgets for all costs and expenses anticipated to be incurred in connection with the pre-development, operation and construction of each of Phase I, II and III of the Project (for each such phase, the “Pre-Development Budget”, the “Operating Budget” and the “Construction Budget”).   Ironstate shall provide Owner a report on a monthly basis detailing expenses incurred by Ironstate in connection with each Phase of the Project.  Prior to incurring any expense not set forth in any Pre-Development Budget, Operating Budget or Construction Budget, as any of them may be amended from time to time, Ironstate shall obtain the prior written approval of Owner, which approval shall not be unreasonably withheld.

Section 2.4             Authority of Parties.  Nothing contained in this Agreement shall be construed or implied to create a partnership, agency, joint venture, or employment relationship between the Parties and, except as expressly provided in this Agreement, neither Party shall have any authority to bind the other Party.

Section 2.5             Use of Mack-Cali Name.  Ironstate may not use the name “Mack-Cali” or any derivation thereof without the prior written consent of Owner.

Section 2.6             Use of Ironstate Name.  Owner may not use the name “Ironstate Development” or any derivation thereof without the prior written consent of Ironstate.

Section 2.7             Compliance with Laws.  During the term of this Agreement, Ironstate shall promptly notify Owner of any uncorrected material violation of any Required Approval or other Legal Requirement of the Project promptly after Ironstate receives actual knowledge thereof.

Section 2.8             Overall Standard of Care.  Ironstate shall at all times act in the best interest of Owner with respect to the Project and shall duly account to Owner, to Owner’s reasonable satisfaction, for all funds expended in connection with the Project.  Except as expressly authorized under this Agreement, or otherwise by Owner, Ironstate shall deal at “arms-length” with all third parties and shall not make any payment to or enter into any arrangement with respect to the Project with, any Affiliate or related party of Ironstate, without Owner’s express written consent.

Section 2.9             Owner’s Cooperation.  Owner shall cooperate with Ironstate in all commercially reasonable respects necessary to develop the Project, including signing applications for Required Approvals, providing necessary information about the Property and responding to Ironstate’s requests with reasonable promptness.

ARTICLE 3 - COMPENSATION

Section 3.1             No Reimbursement.  Except for their respective portions of the Development Fee and as otherwise provided in Section 2.3 and Article 5 of this Agreement, neither Ironstate nor Owner shall be entitled to any fees or reimbursement of expenses for any development services provided in connection with the Project unless otherwise approved by the other Party.

Section 3.2             Development Fee.  Subject to the Parties having received the Approved Financing for the development and construction of the Project and that such Approved Financing provides for the payment of the following, in consideration of Ironstate’s and Owner’s obligations under this Agreement, Ironstate and Owner shall split a development fee (the “Development Fee”) equal to three percent (3%) of all “soft & hard construction costs” incurred in connection with the Project, including the costs of obtaining the Required Approvals.  The Development Fee shall be shared equally by Ironstate and Owner.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

Section 4.1             By Ironstate.  In order to induce Owner to enter into this Agreement, Ironstate hereby represents and warrants to Owner as follows:

(a)           Ironstate is a duly organized and validly existing limited liability company under the laws of the State of New Jersey and has all requisite power and authority under the laws of such state and its organizational documents to own its property and assets, to enter into and perform its obligations under this Agreement and to transact the business in which it is engaged or presently proposes to engage.

(b)           Ironstate has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the valid and binding obligation and agreement of Ironstate, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency or creditor rights generally and to limitations imposed by general principles of equity).

(c)           Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Ironstate pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which Ironstate may be party or by which it or any of its properties may be bound, or violate any Legal Requirement.

(d)           Except as in each instance previously disclosed to Owner in writing, there are no judgments presently outstanding and unsatisfied against Ironstate or any of its assets or properties and neither Ironstate nor any of its assets or properties is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding could have a material adverse effect on Ironstate or the Project, and no such material judgment, litigation or proceeding is, to the best of Ironstate’s knowledge, threatened against Ironstate or any of its assets or properties, and to the best of Ironstate’s knowledge, no investigation looking toward such a proceeding has begun or is contemplated.

(e)           No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Ironstate of, this Agreement or the taking of any action hereby contemplated, other than any such order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority required for the development of the Project.

(f)            Neither Ironstate nor its Affiliates, Key Principals, any officer, director, shareholder, partner, investor or member of Ironstate or its Affiliates is named by any Executive Order of the United States Treasury Department as a terrorist, a “Specially Designated National and Blocked Person,” or any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (collectively, an “Identified Terrorist”).  Ironstate is not engaging in this transaction on the behalf of, either directly or indirectly, any Identified Terrorist.

Section 4.2             By Owner.  In order to induce Ironstate to enter into this Agreement, Owner hereby represents and warrants to Ironstate as follows:

(a)           Owner is duly organized and validly existing limited liability company under the laws of the State of New Jersey and has all requisite power and authority under the laws of such state and its charter documents to own its property and assets, to enter into and perform its obligations under this Agreement and to transact the business in which it is engaged or presently proposes to engage.

(b)           Owner has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the valid and binding obligation and agreement of Owner, enforceable in accordance with its terms (subject, to the effect of bankruptcy, insolvency or creditor’s rights generally and to limitations imposed by general principles of equity).

(c)           Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Owner pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which Owner may be party or by which it or they or any of its properties may be bound, or violate any Legal Requirement.

(d)           To Owner’s Actual Knowledge, Owner owns fee simple title to the Property, to Owner’s Actual Knowledge subject only to the easements, covenants and restrictions set forth on Exhibit E annexed hereto and made a part hereof (“Permitted Exceptions”).

(e)           As of the Effective Date, Owner shall not have entered into any other agreements with any third party or governmental agency to sell or develop the Property nor has Owner entered into any leases or given anyone any rights to use or occupy the Property which would survive development of the Project beyond any of the Phase I, Phase II or Phase III Closing Dates, as applicable, or are not terminable by Owner on reasonable notice.

(f)            There is no litigation, claim, or governmental proceeding (including, but not limited to any condemnation proceeding) pending, or to Owner’s Actual Knowledge, threatened, or of which Owner has received written notice, with respect to the Property or the operation or ownership thereof which is not adequately covered by insurance, or with respect to Owner which impairs Owner’s ability to perform its obligations under this Agreement.

(g)           Owner has received no written notice from any Governmental Authority of any violation (collectively “Violations”) of any Legal Requirement applicable to the Property (including, without limitation, any Environmental Law), which has not been corrected.  To Owner’s Actual Knowledge, the Property is in compliance with and not in Violation of any Legal Requirement applicable to the Property (including, without limitation, any Environmental Law), which has not been corrected.

(h)           Owner has not received any written notice of added or special assessment of real estate taxes.  The real estate taxes are based upon full assessment and Owner has not received written notice of an increase in the assessed valuation of the Property.

(i)            Owner is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).

(j)            During Owner’s ownership of the Property, Owner has not: (i) manufactured, generated, or Discharged any Hazardous Materials in or about the Property or any real estate immediately adjacent to the Property; or (ii) installed, used or removed any fuel storage tanks in or about the Property, and (b) to  Owner’s Actual Knowledge, no third party has Discharged any Hazardous Materials on the Property, in any case in violation of any Environmental Law.

(k)           Neither Owner, nor its Affiliates, any officer, director, shareholder (excluding, however, any shareholder of Mack-Cali Realty Corporation), partner, investor or member of Owner or its Affiliates is named by any Executive Order of the United States Treasury Department as a terrorist, a “Specially Designated National and Blocked Person,” or any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (collectively, an “Identified Terrorist”.)  Owner is not engaging in this transaction on the behalf of, either directly or indirectly, any Identified Terrorist.

(l)            At the time of the admittance of Ironstate into them pursuant to the terms of this Agreement, neither Harborside Entity A, nor Harborside Entity B nor Harborside Entity C will have any pre-existing liabilities for which Ironstate will be liable. Owner will indemnify and hold Ironstate harmless from and against any such liabilities.

As used herein, “Owner’s Actual Knowledge” shall mean the actual knowledge, without independent confirmation or investigation, of Mitchell E. Hersh and Roger W. Thomas.

ARTICLE 5 - CAPITAL CONTRIBUTION

Section 5.1             Phase I Capital Contributions.

(a)           The Parties agree that for the purposes of the Harborside Entity A Operating Agreement,, Owner’s deemed contribution of Unit 1 shall be valued at thirty ($30) dollars per square foot of buildable floor area, defined as the gross floor area of Unit 1 for development (as set forth in the Required Approvals) minus the number of square feet attributable to all mechanical and garage space associated with Unit 1 (the “Unit 1 Established Value”).  Upon the Parties entering into the Harborside Entity A Operating Agreement, Owner shall be credited with a capital account equal to the aggregate of the Unit 1 Established Value and the Owner Pre-Development Costs allocable to Unit 1 (collectively, the “Unit 1 Owner Capital Value”). The required capital contribution for the Ironstate Member A Interest (the “Phase I Capital Contribution”) shall equal seventeen and point six four seven zero five percent (17.64705%)  of the Unit 1 Owner Capital Value. The required Phase I Capital Contribution shall be reduced as set forth in Section 2.3, on a dollar for dollar basis, by the amount equal to the Ironstate Pre-Development Costs attributable to Unit 1.  For purposes of this calculation, as well as the Phase I/Unit 2 Capital Contribution, Phase II Capital Contribution and Phase III Capital Contribution calculations set forth in Sections 5.2 and 5.3 below, the costs for ramping work, parking and other parking garage infrastructure costs incurred in connection with the construction of Unit 1, which will benefit other Units or Phases of the Project (collectively, “Site-Wide Parking Improvement Costs”) shall be allocated on a pro-rata basis to each completed Phase and such allocated Site-Wide Parking Improvement Costs shall be reimbursed to Harborside Entity A by Harborside Entity B and Harborside Entity C as each such subsequent Unit and attendant parking structure are completed. For purposes of this calculation, Harborside Entity B’s and Harborside Entity C’s pro-rata share of the Site-Wide Parking Improvement Costs shall be determined by multiplying the Site-Wide Parking Improvement Costs by a fraction, the numerator of which shall be the number of parking spaces contained within the parking garage of Unit 2 or 3, as the case may be, and the denominator of which shall be the total number of parking spaces built, or contemplated to be built by the General Development Plan, for all Phases of the Project.

Section 5.2             Phase II Capital Contribution.  The Parties agree that for the purposes of the Harborside Entity B Operating Agreement, Owner’s deemed contribution of Unit 2 shall be valued at thirty ($30) dollars per square foot of buildable area, defined as the gross floor area of Unit 2 approved for development (as set forth in the Required Approvals) minus the number of square feet attributable to all mechanical and garage space associated with Unit 2 (the “Unit 2 Established Value”). Upon the Parties entering into the Harborside Entity B Operating Agreement, Owner shall be credited with a capital account equal to the aggregate of the Unit 2 Established Value and the Owner Pre-Development Costs allocable to Unit 2 (collectively, the “Unit 2 Owner Capital Value”).  The required capital contribution for the Ironstate Member B Interest (the “Phase II Capital Contribution”) shall equal seventeen and point six four seven zero five percent (17.64705%) of the Unit 2 Owner Capital  Value. The Phase II Capital Contribution shall be reduced as set forth in Section 2.3, on a dollar for dollar basis, by the amount equal to the Ironstate Pre-Development Costs attributable to Phase II of the Project.

Section 5.3             Phase III Capital Contribution.  The Parties agree that for the purposes of the Harborside Entity C Operating Agreement, Owner’s deemed contribution of  Unit 3 shall be valued at thirty ($30) dollars per square foot of buildable area, defined as the gross floor area of Unit 3 approved for development (as set forth in the Required Approvals) minus the number of square feet attributable to all mechanical and garage space associated with Unit 3 (the “Unit 3 Established Value”). Upon the Parties entering into the Harborside Entity C Operating Agreement, Owner shall be credited with a capital account equal to the aggregate of the Unit 3 Established Value and the Owner Pre-Development Costs allocable to Unit 3 (collectively, the “Unit 3 Owner Capital Value”).  The required capital contribution for the Ironstate Member C Interest (the “Phase III Capital Contribution”) shall equal seventeen and point six four seven zero five percent (17.64705%) of the Unit 3 Owner Capital Value. The Phase III Capital Contribution shall be reduced as set forth in Section 2.3, on a dollar for dollar basis, by the amount equal to the Ironstate Pre-Development Costs attributable to Phase III of the Project.

ARTICLE 6 - CLOSING

Section 6.1             Phase I Closing and Admittance of Ironstate Member.

(a)           The Parties agree that the Phase I Closing shall occur as promptly as is reasonably practicable following the satisfaction or waiver of all requirements of Section 7.1 of this Agreement, which satisfaction or waiver must occur on or before thirty-six (36) months from the date of this Agreement (the “Phase I Outside Closing Date”).  Notwithstanding the foregoing, the  Phase I Outside Closing Date may be extended as a consequence of an Event of Force Majeure if the Party seeking the extension has undertaken its responsibilities under this Agreement in a diligent, continuous and good faith manner and is not in default under this Agreement. If the Phase I Outside Closing Date is extended as a consequence of an Event of Force Majeure, such extension shall be equal to the length of the delay caused by the Event of Force Majeure but in no event greater than six (6) months from the original Phase I Outside Closing Date. In addition, the Phase I Closing shall happen simultaneously with closing under the Approved Financing/Phase I and the Phase I Outside Closing Date shall be extended as may be reasonably necessary to coincide with the closing of the Approved Financing/Phase I.

(b)           At the Phase I Closing, Owner Member A shall admit, or caused to be admitted, Ironstate Member A as a member having an initial 15% interest in Harborside Entity A.  Upon admittance, the Ironstate Phase I Capital Contribution, subject to any applicable credit as provided in Section 2.3 above, shall be tendered by Ironstate Member A as its cash capital contribution to Harborside Entity A.

Section 6.2             Owner’s Phase I Closing Deliverables.

Section 6.2.1          Phase I Closing Deliverables.  At the Phase I Closing, Owner shall deliver the following:

(a)           Master Deed and Title Transfer. Evidence of the satisfaction of the conditions and delivery of the items listed in Section 7.1.1 (a)

(b)           Harborside Entity A Operating Agreement.  The Harborside Entity A Operating Agreement executed by Owner Member A.

(c)           Closing Certificate.  A closing certificate in such form as the parties may agree, executed by Owner, in which Owner certifies to Ironstate that all representations and warranties made by Owner in Section 4.2 of this Agreement are true and correct in all material respects as of the Phase I Closing Date.

(d)           Good Standing Certificates.  Evidence that Harborside Entity A is in good standing in the State of New Jersey.

(e)           Member’s Certificate.  A certificate of the Managing Member of Harborside Entity A, attaching true and complete copies of the following:

(1)   Certificate of Formation of Harborside Entity A, as in effect on the Phase I Closing Date and certified by the Treasurer of the State of New Jersey.

(2)   Harborside Entity A’s operating agreement as in effect on the Phase I Closing Date; and

(3)   A written consent of Owner Member A as the sole member of Harborside Entity A approving the Phase I Fourth Stage Closing.

(f)            Membership Interest Certificate. Such Membership Certificate or Membership Certificate Power as may be reasonable and necessary to effectuate and evidence the transfer of the Ironstate Member A Interest to Ironstate Member A , free and clear of all liens and encumbrances.

(g)           Title Insurance Policies.  ALTA owner’s policies insured by a title company authorized and licensed to do business in the State of New Jersey, insuring fee simple title to Unit 1, in an amount reasonably acceptable to Owner and Ironstate in an amount not less than the Approved/Financing Phase I, subject only to the Permitted Exceptions and the Master Deed and any other exceptions which do not impair the marketability of title or the Project for its anticipated use.

Section 6.3             Ironstate’s Phase I Closing Deliverables.  At the Phase I Closing, Ironstate shall deliver or cause to be delivered the following:

(a)           Phase I Capital Contribution.  The Phase I Capital Contribution, to be tendered by Ironstate Member A to Harborside Entity A as set forth in Section 5.1(a) above.

(b)           Harborside Entity A Operating Agreement.  The Harborside Entity A Operating Agreement executed by Ironstate Member A.

(c)           Closing Certificate.  A closing certificate in such form as the parties may agree, executed by Ironstate, in which Ironstate certifies to Owner that all representations and warranties made by Ironstate in Section 4.1 of this Agreement are true and correct in all material respects as of the Phase I Closing Date.

Section 6.4             Phase II Closing and Admittance of Ironstate Member.

(a)           The Phase II Closing shall occur as promptly as is reasonably practicable following the satisfaction or waiver of all requirements of Section 7.2 of this Agreement (the “Phase II Closing Date”). The Phase II Closing shall happen simultaneously with closing under the Approved Financing/Phase II and the Phase II Closing Date shall be extended as may be reasonably necessary to coincide with the closing of the Approved Financing/Phase II

(b)           At the Phase II Closing, Owner Member B shall transfer, or caused to be transferred, the Ironstate Member B Interest to Ironstate Member B.  Upon transfer, the Ironstate Phase II Capital Contribution, subject to any applicable credit as provided in Section 2.3 above, shall be tendered by Ironstate Member B as its cash capital contribution to Harborside Entity B.

Section 6.5             Owner’s Phase II Closing Deliverables.

Section 6.5.1          Phase II Closing Deliverables.  At the Phase II Closing, Owner shall deliver or cause to be delivered to Harborside Entity B the following:

(a)           Deed and Title Transfer. Evidence of the satisfaction of the conditions and delivery of the items listed in Section 7.2.1(b).

(b)           Harborside Entity B Operating Agreement.  The Harborside Entity B Operating Agreement executed by Owner Member B.

(c)           Closing Certificate.  A closing certificate in such form as the parties may agree, executed by Owner, in which Owner certifies to Ironstate that all representations and warranties made by Owner in Section 4.2 of this Agreement are true and correct as of the Phase II Closing Date.

(d)           Good Standing.  Evidence that Harborside Entity B is in good standing in the State of New Jersey.

(e)           Member’s Certificate.  A certificate of the Managing Member of Harborside Entity B, attaching true and complete copies of the following:

(1)   Certificate of Formation of Harborside Entity B, as in effect on the Phase II Closing Date and certified by the Treasurer of the State of New Jersey.

(2)   Harborside Entity B’s operating agreement as in effect on the Phase II Closing Date; and

(3)   A written consent of Owner Member B, as the sole member of Harborside Entity B approving the Phase II Closing.

(f)            Membership Interest Certificate. Such Membership Certificate or Membership Certificate Power as may be reasonable and necessary to effectuate and evidence the transfer of the Ironstate Member B Interest to Ironstate Member B free and clear of all liens and encumbrances.

(g)           Title Insurance Policy.  An ALTA owner’s policy insured by a title company authorized and licensed to do business in the State of New Jersey, insuring fee simple title to Unit 3, in an amount reasonably acceptable to Owner and Ironstate (the cost of which shall be an Ironstate Pre-Development Cost), subject only to the Permitted Exceptions and the Master Deed.

Section 6.6             Ironstate’s Phase II Closing Deliverables.  At the Phase II Closing, Ironstate shall deliver or cause to be delivered the following:

(a)           Phase II Capital Contribution.  The Phase II Capital Contribution, to be tendered by Ironstate Member B to Harborside Entity B as set forth in Section 6.4(b) above.

(b)           Harborside Entity B Operating Agreement.  The Harborside Entity B Operating Agreement executed by Ironstate Member B.

(c)           Closing Certificate.  A closing certificate in such form as the parties may agree, executed by Ironstate, in which Ironstate certifies to Owner that all representations and warranties made by Ironstate in Section 4.1 of this Agreement are true and correct as of the Phase II Closing Date.

Section 6.7             Phase III Closing and Admittance of Ironstate Member.

(a)           The Parties agree that the Phase III Closing shall occur as promptly as is reasonably practicable following the satisfaction or waiver of all requirements of Section 7.3 of this Agreement (the “Phase III Closing Date”). The Phase III Closing shall happen simultaneously with closing under the Approved Financing/Phase III and the Phase III Closing Date shall be extended as may be reasonably necessary to coincide with the closing of the Approved Financing/Phase III

(b)           At the Phase III Closing, Owner Member C shall transfer, or caused to be transferred, the Ironstate Member C Interest to Ironstate Member C.  Upon transfer, the Phase III Capital Contribution, subject to any applicable credit as provided in Section 2.3 above, shall be tendered by Ironstate Member C as its cash capital contribution to Harborside Entity C.

Section 6.8             Owner’s Phase III Closing Deliverables.

Section 6.8.1          Phase III Closing Deliverables.  At the Phase III Closing, Owner shall deliver or cause to be delivered to Harborside Entity C the following:

(a)           Deed.and Title Transfer. Evidence of the satisfaction of the conditions and delivery of the items listed in Section 7.3.1(b).

(b)           Harborside Entity C Operating Agreement.  The Harborside Entity C Operating Agreement executed by Owner Member C.

(c)           Closing Certificate.  A closing certificate in such form as the parties may agree, executed by Owner, in which Owner certifies to Ironstate that all representations and warranties made by Owner in Section 4.2 of this Agreement are true and correct as of the Phase III Closing Date.

(d)           Good Standing.  Evidence that Harborside Entity C is in good standing in the State of New Jersey.

(e)           Member’s Certificate.  A certificate of the Managing Member of Harborside Entity C, attaching a true and complete copies of the following:

(1)   Certificate of Formation of Harborside Entity C, as in effect on the Phase III Closing Date and certified by the Treasurer of the State of New Jersey.

(2)   Harborside Entity C’s operating agreement as in effect on the Phase II Closing Date; and

(3)   A written consent of the Owner Member C as the sole member of Harborside Entity C approving the Phase III Second Stage Closing.

(f)            Membership Interest Certificate. Such Membership Certificate or Membership Certificate Power as may be reasonable and necessary to effectuate and evidence the transfer of the Ironstate Member C Interest to Ironstate Member C free and clear of all liens and encumbrances.

(g)           Title Insurance Policy.  An ALTA owner’s policy insured by a title company authorized and licensed to do business in the State of New Jersey, insuring fee simple title to Unit 3 subject only to the Permitted Exceptions and the Master Deed.

Section 6.9             Ironstate’s Phase III Closing Deliverables.  At the Phase III Closing, Ironstate shall deliver or cause to be delivered the following:

(a)           Phase III Capital Contribution.  The Phase III Capital Contribution, to be tendered by Ironstate Member C to Harborside Entity C as set forth in Section 6.8(b) above.

(b)           Harborside Entity C Operating Agreement.  The Harborside Entity  C Operating Agreement executed by Ironstate Member C.

(c)           Closing Certificate.  A closing certificate in such form as the parties may agree, executed by Ironstate, in which Ironstate certifies to Owner that all representations and warranties made by Ironstate in Section 4.1 of this Agreement are true and correct as of the Phase III Closing Date.

ARTICLE 7 - CONDITIONS TO CLOSING

Section 7.1             Conditions to Phase I Closing.

Section 7.1.1          Conditions to Ironstate’s Obligations. Ironstate’s obligation to consummate the Phase I Closing is conditioned on all of the following, any or all of which may be waived by Ironstate by an express written waiver, at its sole option:

(a)           Creation of Master Condominium and Recordation of Master Deed.  On or before the Phase I Closing date, Owner shall have formed the Master Condominium by recording a master deed for the Master Condominium (the “Master Deed”), any other formation documents required by the New Jersey Condominium Act, N.J.S. 46:8A-1 et seq. or otherwise necessary to establish the Master Condominium, including any necessary reciprocal and cross access easement agreements between the Units and shall have executed and provided the following:

(1)   Unit 1 Deed.  A duly executed and acknowledged Bargain and Sale Deed with Covenants against Acts of Grantor, conveying fee simple title to Unit 1 to Harborside Entity A, in proper statutory form for recording.

(2)   Affidavits of Title.  A duly executed and acknowledged, New Jersey Affidavit of Title for Unit 1 in a form reasonably acceptable to the title company insuring title for Unit 1.

(3)   Affidavits of Consideration.  An Affidavit of Consideration of Exemption or Partial Exemption for Unit 1, if applicable.

(4)   Resident Seller’s Tax Declarations.  A Resident Seller’s Tax Declaration for Unit 1.

(5)   1099 Reporting Forms.  A 1099 Reporting Form for Unit 1.

(b)           Representations True.  All representations and warranties made by Owner in this Agreement shall be true and correct in all material respects on and as of the Phase I Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

(c)           Required Approvals.  The Required Approvals for Phase I of the Project shall have been obtained, shall remain in full force and effect as of the Phase I Closing Date and Ironstate shall have received evidence that the Required Approvals have been obtained and remain in full force as of the Phase I Closing Date.

(d)           Financing.  The Parties shall have secured the Approved Financing/Phase I and the loan closing for the financing of Phase I of the Project shall occur simultaneously with the Phase I Closing.

(e)           Owner’s Deliveries Complete.  Owner shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Owner at or prior to the Phase I Closing.

(f)            Marketable Title. Title to Unit 1 shall be good and marketable free of all liens, mortgages and other encumbrances except the Permitted Exceptions and the Master Deed and any other which do not impair the marketability of title or the Project for its anticipated use.

(g)           Owner’s Events of Default.  There shall not exist any continuing Event of Default by Owner under this Agreement.

Section 7.1.2          Conditions to Owner’s Obligations: Owner’s obligation to consummate the Phase I Closing is conditioned on all of the following, any or all of which may be expressly waived by Owner in writing, at its sole option:

(a)           Representations True.  All representations and warranties made by Ironstate in this Agreement shall be true and correct in all material respects on and as of the Phase I Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

(b)           Required Approvals.  The Required Approvals for Phase I of the Project shall have been obtained, shall remain in full force and effect as of the Phase I Closing Date and Owner shall have received evidence that the Required Approvals have been obtained and remain in full force as of the Phase I Closing Date..

(c)           Financing.  The Parties shall have secured the Approved Financing/Phase I and the loan closing for the financing of Phase I of the Project shall occur simultaneously with the Phase I Closing.

(d)           Ironstate’s Deliveries Complete.  Ironstate shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Ironstate at or prior to the Phase I Closing.

(e)           Ironstate Events of Default.  There shall exist no continuing Events of Default by Ironstate under this Agreement.

Section 7.2             Conditions to Phase II Closing.

Section 7.2.1          Conditions to Ironstate’s Obligations: Ironstate’s obligation to consummate the Phase II Closing is conditioned on all of the following, any or all of which may be waived by Ironstate by an express written waiver, at its sole option:

(a)           The Phase I Closing shall have occurred.

(b)           On or before the Phase II Closing Date, Owner shall have executed and provided the following:

(1)   Unit 2 Deed.  A duly executed and acknowledged Bargain and Sale Deed with Covenants against Acts of Grantor, conveying fee simple title to Unit 2 to Harborside Entity B, in proper statutory form for recording.

(2)   Affidavits of Title.  A duly executed and acknowledged, New Jersey Affidavit of Title for Unit 2 in a form reasonably acceptable to the title company insuring title for Unit 2.

(3)   Affidavits of Consideration.  An Affidavit of Consideration of Exemption or Partial Exemption for Unit 2, if applicable.

(4)   Resident Seller’s Tax Declarations.  A Resident Seller’s Tax Declaration for Unit 2.

(5)   1099 Reporting Forms.  A 1099 Reporting Form for Unit 2.

(c)           Required Approvals.  The Required Approvals for Phase II of the Project shall have been obtained, shall remain in full force and effect as of the Phase II Closing Date and Ironstate shall have received evidence that the Required Approvals have been obtained and remain in full force as of the Phase II Closing Date.

(d)           Owner’s Deliveries Complete.  Owner shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Owner at or prior to the Phase II Closing.

(e)           Financing.  The Parties shall have secured the Approved Financing/Phase II for the development and construction of Phase II of the Project and the loan closing for the financing of Phase II of the Project shall occur simultaneously with the Phase II Closing.

(f)            Representations True.  All representations and warranties made by Owner in this Agreement shall be true and correct in all material respects on and as of the Phase II Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

(g)           Marketable Title. Title to Lot 2 shall be good and marketable free of all liens, mortgages and other encumbrances except the Permitted Exceptions and the Master Deed and those permitted exceptions which do not impair the marketability of title or the Project for its intended use.

(h)           Owner’s Events of Default.  There shall exist no continuing Event of Default by Owner under either this Agreement or the Harborside Entity A Operating Agreement.

Section 7.2.2          Conditions to Owner’s Obligations. Owner’s obligation to consummate the Phase II Closing is conditioned on all of the following, any or all of which may be expressly waived by Owner in writing, at its sole option:

(a)           Representations True.  All representations and warranties made by Ironstate in this Agreement shall be true and correct in all material respects on and as of the Phase II Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

(b)           Required Approvals.  The Required Approvals for Phase II of the Project shall have been obtained, shall remain in full force and effect as of the Phase II Closing Date and Owner shall have received evidence that the Required Approvals have been obtained and remain in full force as of the Phase II Closing Date.

(c)           Financing.  The Parties shall have secured the Approved Financing/Phase II and the loan closing for the financing of Phase II of the Project shall occur simultaneously with the Phase II Closing.

(d)           Ironstate’s Deliveries Complete.  Ironstate shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Ironstate at or prior to the Phase II Closing.

(e)           Ironstate Event of Default.  There shall be no continuing Event of Default by Ironstate under this Agreement or the Harborside Entity A Operating Agreement.

Section 7.3             Conditions to Phase III Closing.

Section 7.3.1          Conditions to Ironstate’s Obligations: Ironstate’s obligation to consummate the Phase III Closing is conditioned on all of the following, any or all of which may be waived by Ironstate by an express written waiver, at its sole option:

(a)           The Phase I and Phase II Closings shall have occurred.

(b)           On or before the Phase III Closing Date, Owner shall have executed and provided the following:

(1)   Unit 3 Deed.  A duly executed and acknowledged Bargain and Sale Deed with Covenants against Acts of Grantor, conveying fee simple title to Unit 3 to Harborside Entity C, in proper statutory form for recording.

(2)   Affidavits of Title.  A duly executed and acknowledged, New Jersey Affidavit of Title for Unit 3 in a form reasonably acceptable to the title company insuring title for Unit 3.

(3)   Affidavits of Consideration.  An Affidavit of Consideration of Exemption or Partial Exemption for Unit 3, if applicable.

(4)   Resident Seller’s Tax Declarations.  A Resident Seller’s Tax Declaration for Unit 3.

(5)   1099 Reporting Forms.  A 1099 Reporting Form for Unit 3.

(c)           Representations True.  All representations and warranties made by Owner in this Agreement shall be true and correct in all material respects on and as of the Phase III Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

(d)           Required Approvals.  The Required Approvals for Phase III of the Project shall have been obtained, shall remain in full force and effect as of the Phase III Closing Date and Ironstate shall have received evidence that the Required Approvals have been obtained and remain in full force as of the Phase III Closing Date.

(e)           Financing.  The Parties shall have secured the Approved Financing/Phase III and the loan closing for the financing of Phase III of the Project shall occur simultaneously with the Phase III Closing.

(f)            Owner’s Deliveries Complete.  Owner shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Owner at or prior to the Phase III Closing.

(g)           Marketable Title. Title to Lot 3 shall be good and marketable free of all liens, mortgages and other encumbrances except the Permitted Exceptions, the Master Deed and any other exceptions which do not impair the marketability of title or the Project for its intended use.

(h)           Owner’s Events of Default.  There shall exist no continuing Event of Default by Owner under either this Agreement or any of the Harborside Entity A or Harborside Entity B Operating Agreements.

Section 7.3.2          Conditions to Owner’s Obligations. Owner’s obligation to consummate the Phase III Closing is conditioned on all of the following, any or all of which may be expressly waived by Owner in writing, at its sole option:

(a)           Representations True.  All representations and warranties made by Ironstate in this Agreement shall be true and correct in all material respects on and as of the Phase III Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

(b)           Required Approvals.  The Required Approvals for Phase III of the Project shall have been obtained, shall remain in full force and effect as of the Phase III Closing Date and Owner shall have received evidence that the Required Approvals have been obtained and remain in full force as of the Phase III Closing Date.

(c)           Financing.  The Parties shall have secured the Approved Financing/Phase III and the loan closing for the financing of Phase III of the Project shall occur simultaneously with the Phase III Closing.

(d)           Ironstate’s Deliveries Complete.  Ironstate shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Ironstate at or prior to the Phase III Closing.

(e)           Ironstate Event of Default.  There shall be no continuing Event of Default by Ironstate under this Agreement or either of the Harborside Entity A, or Harborside Entity B Operating Agreements.

ARTICLE 8 - TERM, DEFAULT; TERMINATION

Section 8.1             Term.  The term of this Agreement shall commence on the date hereof and shall end on the date that the Project has been completed, unless sooner terminated pursuant to the terms of this Agreement.

Section 8.2             Ironstate Events of Default.  The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder on the part of Ironstate:

(a)           should Ironstate, Ironstate Member A, Ironstate Member B, or Ironstate Member C (collectively, the “Ironstate Parties” and individually, an “Ironstate Party”) institute proceedings of any nature under the Federal Bankruptcy Code, or any similar state or federal law for the relief of debtors, wherein any Ironstate Party is seeking relief as debtor or should there occur a general assignment by any Ironstate Party for the benefit of creditors or should any Ironstate Party admit in writing that it is unable to pay its debts as they mature;

(b)           should there be instituted against any Ironstate Party a proceeding under any section or chapter of the Federal Bankruptcy Code, or any similar federal or state law for the relief of debtors, which proceeding is not dismissed, stayed or discharged within a period of ninety (90) days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceedings;

(c)           should there be an attachment, execution or other judicial seizure of (i) all or any substantial part of the assets of any Ironstate Party or (ii) an Ironstate Party’s interest under this Agreement, such attachment, execution or seizure remaining undismissed or undischarged for a period of 30 days after levy thereof;

(d)           should any fraud or willful misconduct be perpetrated by any Ironstate Party or, with the knowledge of the Ironstate Party, any representation, warranty or statement made by or on behalf of such Ironstate Party to Owner be untrue in any material respect on the date as of which made;

(e)           should there occur, by reason of any consolidation or merger or otherwise, either (i) a dissolution or termination of the legal existence of an Ironstate Party or cessation of business by an Ironstate Party for any reason whatsoever, except in connection with a transfer of such Ironstate Party’s obligations under this Agreement to an Affiliate of Ironstate reasonably satisfactory to Owner or (ii) a violation by or on behalf of any Ironstate Party of any of the restrictions on transfer or assignment set forth in Section 11.1 of this Agreement;

(f)            should there occur a default in performance of, or failure to comply with, any material agreements, obligations or undertakings herein contained, which default or failure continues for 30 days (or 10 days if such default or failure is due solely to the nonpayment of money) following notice thereof given by the Owner; provided that in the case of any non-monetary material default or failure that cannot be cured within 30 days through the exercise of reasonable diligence, so long as Ironstate commences such cure within 30 days, such default or failure remains susceptible to cure, and Ironstate diligently pursues such cure to completion, such default or failure shall not be deemed to create an Event of Default hereunder provided such cure is completed on or before 90 days from the original date of notice of such default or failure;

(g)           should there occur an event of default beyond any applicable cure period by any Affiliate of Ironstate of any material obligation under any agreement with or for the benefit of Owner or an Owner Party or with respect to the Project: or

(h)           should there occur and Event of Default by Ironstate or should Ironstate be removed for cause as the Managing Member under any of the Harborside Entity A, Harborside Entity B or Harborside Entity C Operating Agreements.

Section 8.3             Owner Remedies on Ironstate Default.  Upon the occurrence and during the continuance of any Event of Default, the Owner shall be exclusively entitled to do any or all of the following:  (a) cause the termination of this Agreement in accordance with Section 8.4 below and (b) exercise each and every other right or remedy available with respect to such Event of Default under this Agreement or at law or in equity.

Section 8.4             Early Termination.  This Agreement shall be subject to early termination by Owner upon the happening of any of the following terms and conditions:

(a)           Upon notice to Ironstate, at any time after the occurrence and during the continuance of any Event of Default; or

(b)           An Event of Dissolution under either of the Harborside Entity A or Harborside Entity B Operating Agreements; or

(c)           The denial of any Required Approval for any Phase of the Project after the exhaustion of all appeal rights as may be exercised by any Party; or

(d)           In respect of Phase I:

(1)   Failure to achieve the Phase I Closing by the Phase I Outside Closing Date, as the same may be extended as a result of an Event of Force Majeure; or

(2)   Subject to the terms and conditions of this Section 8.4, if and only if all of the Phase I Closing Conditions shall have been satisfied or waived other than the securing of the Approved Financing/Phase I, the determination by Owner, in Owner’s reasonable discretion, that the development of Phase I of the Project is not economically viable or will not generate the returns previously anticipated; or

(e)           Subject to the terms and conditions of this Section 8.4, the determination by Owner, in Owner’s reasonable discretion, (i) that market conditions do not support the development of Phase II or Phase III of the Project or (ii) the development of Phase II or Phase III of the Project would not otherwise be economically viable; or

(f)            The discharge of Ironstate for cause for its willful violation of any material term or condition of this Agreement.  For purposes of this Agreement, the term “cause” means any reason materially and adversely affecting the best interests of the Project or such as to make it unreasonable to expect Owner to continue to permit Ironstate to continue as the party providing development services for the Project.  Additionally, discharge of Ironstate for cause under this Agreement shall also be a termination for cause of Ironstate as the Managing Member under each of the Operating Agreements.

(g)           If Owner shall have exercised its early termination rights pursuant to Section 8.4(c) or (d) above, despite the commercially reasonably and diligent efforts of Ironstate, then:

(1)   Ironstate shall be reimbursed for fifty (50%) percent of the Ironstate Pre-Development Costs, except as provided in the following subsection;

(2)   Ironstate shall be reimbursed for eighty-five (85%) percent of any sewer connection fees and similar assessment theretofore paid arising out of or in connection with the Project.

(h)           If Owner shall have exercised its early termination rights pursuant to Section 8.4(e) above, then Ironstate shall be reimbursed one hundred (100%) of the Ironstate Pre-Development Costs attributable to Phase II or Phase III of the Project.

(i)            Owner’s rights under Section 8.4(d)(2) above shall be deemed suspended if Ironstate shall deliver to Owner within sixty (60) days of Owner’s election to exercise the rights under such Section 8.4(d)(2) a term sheet from a nationally recognized commercial bank or other financial institution/lender that regularly makes loans of a similar nature for financing for Phase I of the Project on a commercially reasonable basis.  A financing shall be deemed “commercially reasonable” for purposes of Section 8.4(d)(2) above notwithstanding that the financing in such term sheet may provide for:

(1)   Construction completion guaranties and customary non-recourse carve-outs and indemnities of ordinary operating expenses, interest and taxes, which guaranties and indemnities are to be provided by Ironstate and Owner, or their creditworthy Affiliates, as contemplated by Section 3.4 of the Harborside Entity A Operating Agreement;

(2)   Syndication by the commercial bank or other lender of participations with other lenders in the loan; and

(3)   Any such financing shall provide for either: (i) a principal loan amount of not less than sixty percent (60%) of the total anticipated cost to construct Phase I as detailed on the Construction Budget, including the Unit 1 Established Value, with no guaranty of the principal amount of the loan other than as contemplated by clause (1) above, or (ii) a principal loan amount of not less than seventy percent (70%) of the total anticipated cost to construct Phase I as detailed on the Construction Budget, including the Unit 1 Established Value, with a guaranty of principal repayment of the loan in an amount of not more than ten percent (10%) of the total anticipated cost to construct Phase I as detailed on the Construction Budget, including the Unit 1 Established Value, to be provided by Ironstate and Owner, or their creditworthy Affiliates, as contemplated by Section 3.4 of the Harborside Entity A Operating Agreement.

(j)            If any such proposed bank loan financing shall have expired without advancing any loan proceeds or otherwise without a closing, any such suspension of Owner’s rights under Section 8.4(d)(2) above shall terminate, and this Agreement shall then immediately become subject to Owner’s early termination rights under Section 8.4(d)(2) above.

Section 8.5             Default by Owner.  There shall be deemed an Event of Default by Owner hereunder should there occur a material default by Owner in the performance of, or failure to comply with, any agreements, obligations or undertakings herein contained, which default or failure continues for 30 days (or 10 days if such default or failure is due solely to the nonpayment of money) following notice thereof given by Ironstate; provided that in the case of any non-monetary material default or failure that cannot be cured within 30 days through the exercise of reasonable diligence, so long as Owner commences such cure within 30 days, such default or failure remains susceptible to cure, and Owner diligently pursues such cure to completion, such default or failure shall not be deemed to create an Event of Default hereunder provided such cure is completed on or before 90 days from the original date of notice of such default or failure.

Section 8.6             Ironstate Remedies Upon Owner Default.  Upon the occurrence and during the continuance of any Event of Default by Owner, Ironstate shall be entitled to do any or all of the following: (a) cause the termination of this Agreement and (b) with respect to such Event of Default under this Agreement, due to the difficulty of proving damages in a court of law in the Event of Default by Owner and as its sole and exclusive remedy, the parties have agreed that as liquidated damages Ironstate shall be entitled to an amount equivalent to fifteen (15%)

percent of the Established Unit Value of the Unit subject to Owner’s default.  Such amount shall be deemed a reasonable estimate of the likely losses from any such Event of Default in light of the difficulty of ascertaining the actual damages.  Such amount shall be deemed a reasonable amount and not a forfeiture or penalty.

Section 8.7             Use of the Property upon Termination.  Upon the termination of this Agreement, Owner shall retain all of its rights, title and interest in and to any portion of the Property that has not been developed pursuant to the terms of this Agreement, including any Phases that have not closed pursuant to Article 6 of this Agreement.  Following the termination of this Agreement, Owner shall be free to develop the remaining undeveloped Phases on its own for such use as it may determine, including but not limited to, non-residential uses.

ARTICLE 9 - CONDEMNATION AND RISK OF LOSS

Section 9.1             Condemnation.  If, prior to the Phase I Closing, Phase II Closing or Phase III Closing, as applicable, any Unit (or any part thereof) shall be condemned or shall be made the subject of a condemnation proceeding or shall be damaged by reason of public or quasi-public improvements (any such condemnation, condemnation proceeding or damage resulting from public improvements being hereinafter referred to as a “Condemnation”), then Owner shall promptly notify Ironstate in writing of the Condemnation.  If the Condemnation affects twenty-five (25%) percent or more of the Unit, then Owner shall elect, within thirty (30) days of receipt of the notice of Condemnation, to either:  (i) terminate such aspects of this Agreement as relate to the Phase or Phases affected by the Condemnation or (ii) with the express written consent of Ironstate, continue this Agreement as if no such Condemnation had occurred.  In either case, Ironstate shall have no right to share in any Condemnation award, but should Owner elect to terminate pursuant to clause (i) above, Owner shall reimburse Ironstate for the Ironstate Pre-Development Costs for the Phase or Phases which are subject to such termination.

Section 9.2             Risk of Loss.  The risk of loss in and to each Unit shall remain vested in Owner until such Unit has been transferred pursuant to Article 6 of this Agreement.

ARTICLE 10 - NON-COMPETITION

Section 10.1           During the Non-Compete Period, neither Ironstate nor any of its Affiliates shall, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or holder of an equity interest of, or lender to, any Person or business, engage in any real-estate development residential business except as a passive limited partner on a parcel that is located within Jersey City Territory other than in Ironstate’s or any of its Affiliates capacity as developer and manager of the Project.

Section 10.2           Nothing in this Article 10 shall be deemed to restrict Ironstate’s involvement in any project as a passive limited partner or in any venture that is the subject of binding agreements on or before September 15, 2011.  A list of such projects (collectively, the “Ironstate Permitted Projects”) is attached to this Agreement as Exhibit F.

Section 10.3           Because the Owner does not have an adequate remedy at law to protect the Owner’s business from any breach of Ironstate’s obligations in this Article 10, Owner shall be entitled to preliminary and permanent injunctive relief, in addition to such other remedies and relief that would, in such event, be available to Owner.

ARTICLE 11 - MISCELLANEOUS

Section 11.1           Assignment.  No Party may assign this Agreement or transfer any interest therein without the prior written consent of the other Parties.  An assignment or transfer as a result of a merger to which Owner or Owner’s parent is a party or a sale of all or substantially all of the assets of Owner or Owner’s parent shall not be deemed an assignment or transfer prohibited by this Section 11.1.

Section 11.2           Confidentiality.  The Parties shall hold in strict confidence the terms of this Agreement and information contained in this Agreement (the “Confidential Information”) and shall not disclose any Confidential Information to any third party.  Notwithstanding anything to the contrary hereinabove set forth, the Parties may disclose such Confidential Information (i) as necessary to each Party’s attorneys, accountants and other consultants involved in the transactions contemplated by this Agreement; provided, however, such attorneys, accountants and consultants shall be bound by this confidentiality requirements of this Section 11.2,  (ii) as any governmental agency or stock exchange may require in order to comply with applicable laws, rules and requirements, including, without limitation, Legal Requirements, or a court order;  (iii) to the extent that such information is a matter of public record; and (iv) as otherwise advisable upon advice of counsel. Notwithstanding the foregoing, Owner shall be entitled to discuss with investors, analysts, and others, and to issue press releases, advertisements and other promotional materials in connection with Owner’s and Owner’s Affiliates’ promotional and marketing activities, describing the Project in general terms or in detail and Owner’s participation in the Project. The provisions of this Section 10.2 shall survive termination of this Agreement.

Section 11.3           Notices.

(a)           Any and all notices, demands, consents, approvals, offers, elections, reports and other communications required or permitted under this Agreement (collectively, “Notices” or, individually, a “Notice”) shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)           All Notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a Notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a Notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)           All such Notices shall be addressed:

If to Owner to:                                                                                                                                                                   Mitchell E. Hersh, President and

Chief Executive Officer

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837

Telecopier:            732-205-9040

with a copy to:                                                                                                                                                                 Roger W. Thomas, Executive Vice

President and General Counsel

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837

Telecopier:            732-205-9015

If to Ironstate, to:                                                                                                                                                   David Barry, President

Ironstate Development Company, LLC

50 Washington Street

Hoboken, New Jersey 07030

Telecopier:            201 963 5020

with a copy to:                                                                                                                                                                 Barbara Oif Stack

General Counsel

The Applied Companies

50 Washington Street

Hoboken, NJ 07030

Telecopier: 201 963 5020

(d)           By Notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

Section 11.4           Successors and Assigns.  Whenever in this Agreement any of the Parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants and agreements which are contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties hereto.

Section 11.5           Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, but this Agreement shall be reformed and construed and enforced to the maximum extent permitted by applicable law.

Section 11.6           Entire Contract.  This Agreement, and other agreements referenced herein constitute the entire agreement between the Parties hereto with respect to development of the Project and shall supersede and take the place of any other instruments purporting to be an agreement of the Parties hereto relating to the same; provided, however, that in the event of any conflict between the provisions of this Agreement and the provisions of any of the Operating Agreements, the provisions of the applicable Operating Agreement shall prevail.

Section 11.7           Exhibits.  The Exhibits referred to in this Agreement are deemed to be annexed to this Agreement and made a part hereof as though set forth in the body of the Agreement.

Section 11.8           Headings; Interpretation; Counterparts.   Headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.  All nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable.  Words such as “hereof,” “herein,” “hereinafter,” and the like refer to this Agreement as a whole and not to the section, paragraph or other part in which they appear, unless the context otherwise requires.  All schedules and exhibits to this Agreement are incorporated herein by reference and made a part hereof.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 11.9           Applicable Law.  This Agreement and all other documents and instruments executed and delivered to evidence, complete, or perfect the transactions contemplated hereby and thereby will be interpreted, construed, applied and enforced in accordance with the laws of the state of New Jersey

Section 11.10         Choice of Forum.  Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the state where the Project is located as is provided by law; and the parties consent to the jurisdiction of said court or courts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

Section 11.11         Tax Consequences.  The Parties agree to reasonably cooperate and structure the transactions set forth herein to achieve the most favorable tax treatment allowable by applicable law.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as a sealed instrument as of the day and year above first written.

OWNER:

M-C PLAZA VI & VII L.L.C.
By: Mack-Cali Realty, L.P., sole member
		By:	Mack-Cali Realty Corporation, general partner

		By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh,
President and Chief Executive Officer

IRONSTATE:

IRONSTATE DEVELOPMENT, LLC

By:	/s/	David Barry
Name:		David Barry
Title:		Managing Member

EXHIBIT A

THE PROPERTY

Deed description of a parcel of land situate near the northerly side of Christopher Columbus Drive in the City of Jersey City, Hudson County, New Jersey

Beginning at the most southeasterly corner of the hereinafter described parcel, said point being the following two (2) Courses for the point of intersection of the existing northerly side of Christopher Columbus Drive (80’ wide) with the easterly side of Washington Street (80’ wide) and running: thence

A             Easterly along a curve to the left having a radius of 3960.00 feet, an arc length of 682.14 feet (chord which bears S 74° 06’ 49” E 681.30 feet) to a point on curve; thence

B.            N 08° 09’ 07” E 679.01 feet to the point of beginning and running; thence

1.             N 81° 50’ 53” W 229.62 feet to a point; thence

2.             N 08° 18’ 49” E 278.56 feet along the easterly side of proposed Greene Street to a point of curvature; thence

3.             Along a curve to the left having a radius of 364.00 feet, an arc length of 262.93 feet (chord which bears N 12° 22’ 47” W 257.25 feet) along the easterly side of proposed Greene Street to a point of tangency; thence

4.             N 33° 04’ 23” W 68.35 feet along the easterly side of proposed Greene Street to a point; thence

5.             S 83° 00’ 00” E 145.13 feet to a point on curve; thence

6.             Southerly along a curve to the right having a radius of 762.00 feet, an arc length of 1.71 feet (chord which bears S 01° 33’ 00” E 1.71 feet) to a point on curve; thence

7.             S 71° 15’ 59” E 259.84 feet to a point on the westerly side of Hudson Street; thence

8.             S 16° 52’ 32~ W 226.79 feet partially along the westerly side of Hudson Street to a point of curvature; thence

9.             Along a curve to the left having a radius of 200.00 feet, an arc length of 30.45 feet (chord which bears S 12° 30’ 50” W 30.42 feet) to a point tangency; thence

10.           S 08° 09’ 07” W 269.91 feet to the point of Beginning.

FOR INFORMATION PURPOSES ONLY:

Premises described herein is designated as Lot 22, Block 10 on the Tax Map of City of Jersey City, Hudson County, New Jersey.

EXHIBIT B

DEFINITIONS

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, manager or trustee of such Person or (iii) any Person who is an officer, director, manager or trustee of any Person described in clause (i) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty (50%) of the directors, managers or persons exercising similar authority with respect to such Person or entities.

“Agreement” has the meaning ascribed to it on Page 1 of the Agreement.

“Approved Financing/Phase I” has the meaning ascribed to it in Section 1.2.1 of the Agreement.

“Approved Financing/Phase II” has the meaning ascribed to it in Section 1.2.2 of the Agreement.

“Approved Financing/Phase III” has the meaning ascribed to it in Section 1.2.3 of the Agreement.

“Condemnation” has the meaning ascribed to it in Section 9.1 of the Agreement.

“Confidential Information” has the meaning ascribed to it in Section 11.2 of the Agreement.

“Construction Budget” has the meaning ascribed to it in Section 2.3(iv) of the Agreement.

“Development Fee” has the meaning ascribed to it in Section 3.2 of the Agreement.

“Development Services” has the meaning ascribed to it in Section 2.2 of the Agreement.

“Environmental Law” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.), the Site Remediation Reform Act (N.J.S.A. 58:10C-1, et seq.) (“SRRA”); the Solid Waste Management Act (N.J.S.A. 13:1H-1, et seq.); the Brownfield and Contaminated Site Remediation Act (N.J.S.A. 58:10B-1 et seq.); and the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq.), as said laws have been supplemented or amended from time to time, the regulations now or hereafter promulgated pursuant to said laws, and any other federal, state, county or local law, statute, rule, standard, regulation or ordinance currently in effect or subsequently enacted, promulgated or adopted which regulates land use or prescribes the use, storage, disposal, presence, cleanup, transportation, release or threatened release into the environment of Hazardous Materials.

“Event of Default” has the meaning ascribed to it in Section 8.2 of the Agreement.

“Event of Force Majeure” means, any event or circumstance beyond the reasonable control of any Party, or an Affiliate of any Party hereto, including the following; any acts of God, fire, volcano, earthquake, hurricane, blizzard, infectious disease, technological disaster, catastrophe, large scale infestation of any type, tremors, flood, explosion, release of nuclear radiation, release of biotoxic or of biochemical agent(s), the elements, war, blockade, riots, mob violence or civil disturbance, any act or acts of terrorism, an inability to procure goods or services or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes, walkouts, actions of labor unions, governmentally imposed moratoriums or court orders changes in law, regulation or interpretation, condemnation, takings or any other action by which a governmental authority, the failure of any lender to fund the financing contemplated by any Approved Financing for any of Phases I, II or III, any action instituted by any Person(other than any Party to this Agreement or any Affiliate thereof) contesting any Required Approval, any Approved Financing for any of Phases I, II or III or generally the development of the Project.  Performance under this Agreement shall be excused by an Event of Force Majeure for the length of the delay caused by the Event of Force Majeure, but in no event beyond a period of six (6) months from such Event of Force Majeure and in no event six (6) months beyond any Outside Closing Date, at which time, either party may terminate this Agreement in accordance with Section 8.4.

“FIRPTA” has the meaning ascribed to it in Section 4.2(h) of the Agreement.

“General Development Plan” has the meaning ascribed to it in Section 1.3 of the Agreement.

“Governmental Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Harborside Entity A” has the meaning ascribed to it Section 1.2.1of the Agreement.

“Harborside Entity A Operating Agreement” has the meaning ascribed to it Section 1.2.1(b) of the Agreement.

“Harborside Entity B” has the meaning ascribed to it Section 1.2.1 of the Agreement.

“Harborside Entity B Operating Agreement” has the meaning ascribed to it Section 1.2.1(d) of the Agreement.

“Harborside Entity C” has the meaning ascribed to it Section 1.2.2(a) of the Agreement.

“Harborside Entity C Operating Agreement” has the meaning ascribed to it Section 1.2.2(c) of the Agreement.

“Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos—containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in any Environmental Law.

“Ironstate” has the meaning ascribed to it on Page 1 of the Agreement.

“Ironstate Member A” has the meaning ascribed to it in Section 1.2.1(a) of the Agreement.

“Ironstate Member A Interest” has the meaning ascribed to it in Section 1.2.1(a) of the Agreement.

“Ironstate Member B” has the meaning ascribed to it in Section 1.2.1(c) of the Agreement.

“Ironstate Member B Interest” has the meaning ascribed to it in Section 1.2.1(c) of the Agreement.

“Ironstate Member C” has the meaning ascribed to it in Section 1.2.2(b) of the Agreement.

“Ironstate Member C Interest” has the meaning ascribed to it in Section 1.2.2(b) of the Agreement.

“Ironstate Permitted Projects” has the meaning ascribed to it in Section 10.2 of the Agreement.

“Ironstate Pre-Development Costs” has the meaning ascribed to it in Section 2.3 of the Agreement.

“Jersey City Territory” means the area bounded on the east by the Hudson River, on the south by Essex Street, on the west by Grove Street and on the north by 14th Street, in Jersey City, New Jersey.

“Key Principals” means David Barry and Michael Barry.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, plan, injunction, judgment, order, decree, ruling, charge or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Major Decisions” has the meaning ascribed to it in Section 2.1 of the Agreement and as further defined on Exhibit D hereto.

“Master Condominium” has the meaning ascribed to it in Section 1.1 of the Agreement.

“Master Deed” has the meaning ascribed to it in Section 6.1(a) of the Agreement.

“Non-Compete Period” means the period beginning with the date of mutual execution and delivery of this Agreement and ending on the three (3) year anniversary date of the completion of the Project.

“Notice” and “Notices” each has the respective meaning ascribed it in Section 10.3(a) of the Agreement.

“Operating Agreements” means, collectively, the Harborside Entity A Operating Agreement, the Harborside Entity B Operating Agreement and the Harborside Entity C Operating Agreement.

“Operating Budget” has the meaning ascribed to it in Section 2.3(iv) of the Agreement.

“Owner” has the meaning ascribed to it on Page 1 of the Agreement.

“Owner Member A” has the meaning ascribed to it Section 1.2.1 of the Agreement.

“Owner Member B” has the meaning ascribed to it Section 1.2.2 of the Agreement.

“Owner Member C” has the meaning ascribed to it Section 1.2.3(a) of the Agreement.

“Party” and “Parties” each has the respective meaning ascribed to it in the first paragraph of this Agreement.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Phase” and “Phases” each has the respective meaning ascribed to it in Section 1.1 of the Agreement.

“Phase I” has the meaning ascribed to it in Section 1.2.1 of the Agreement.

“Phase I Capital Contributions” has the meaning ascribed to it in Section 5.1(b) of the Agreement.

“Phase I Closing Conditions” means the conditions to the Phase I Closing set forth in Section 7.1 of the Agreement.

“Phase I Closing” has the meaning ascribed to it in Section 6.1 of the Agreement.

“Phase I Closing Deliverables” has the meaning ascribed to it in Section 6.2 of the Agreement.

“Phase I Capital Contribution” has the meaning ascribed to it in Section 5.1 of the Agreement.

“Phase II” has the meaning ascribed to it in Section 1.2.2 of the Agreement.

“Phase II Capital Contribution” has the meaning ascribed to it in Section 5.2 of the Agreement.

“Phase II Closing Conditions” means the conditions to the Phase II Closing set forth in Section 7.2 of the Agreement.

“Phase II Closing” has the meaning ascribed to it in Section 6.4 of the Agreement.

“Phase II Closing Deliverables” has the meaning ascribed to it in Section 6.5 of the Agreement.

“Phase III” has the meaning ascribed to it in Section 1.2.3 of the Agreement.

“Phase III Capital Contribution” has the meaning ascribed to it in Section 5.3 of the Agreement.

“Phase III Closing Conditions” means the conditions to the Phase III Closing set forth in Section 7.3 of the Agreement.

“Phase III Closing” has the meaning ascribed to it in Section 6.7 of the Agreement.

“Phase III Closing Deliverables” has the meaning ascribed to it in Section 6.8.1 of the Agreement.

“Pre-Development Budget” has the meaning ascribed to it in Section 2.3(iv) of the Agreement.

“Project” has the meaning ascribed to it Section 1.1 of the Agreement.

“Property” has the meaning ascribed to it in the Recitals to the Agreement.

“Required Approvals” has the meaning ascribed to it in Section 2.2(a) of the Agreement.

“Site-Wide Parking Improvement Costs has the meaning ascribed to it in Section 5.1 of the Agreement.

“Unit” has the meaning ascribed to it Section 1.1 of the Agreement.

“Unit 1” has the meaning ascribed to it Section 1.2.1 of the Agreement.

“Unit 1 Established Value” has the meaning scribed to it in Section 5.1 of the Agreement.

“Unit 2” has the meaning ascribed to it Section 1.2.2 of the Agreement.

“Unit 2 Established Value” has the meaning ascribed to it in Section 5.2 of the Agreement.

“Unit 3” has the meaning ascribed to it Section 1.2.2 of the Agreement.

“Unit 3 Established Value” has the meaning scribed to it in Section 5.3 of the Agreement.

“Violations” has the meaning ascribed to it in Section 4.2(f) of the Agreement.

EXHIBIT C

FORM OF OPERATING AGREEMENT

EXHIBIT D

MAJOR DECISIONS

The following Major Decisions with respect to the Project shall require the unanimous consent of Ironstate and Owner:

1.       The approval of pre-development, operating and construction budgets for the Project, including the General Development Plan.

2.       Any amendment of any pre-development budget by which the increase to any line item within the budget exceeds the greater of (i) 5% of the original amount of such line item, and (ii) $25,000, or which would cause the aggregate of all changes to the budget to equal or exceed $100,000, provided, however, that reallocation of funds from one line item to another line item shall not constitute a Major Decision.

3.       Any amendment of any construction budget by which the increase to any line item within the budget exceeds the greater of (i) 2% of the original amount of such line item, and (ii) $100,000, or which would cause the aggregate of all changes to the budget to equal or exceed $250,000.

4.       Any amendment of any operating budget by which the increase to any line item within the budget exceeds the greater of (i) 5% of the original amount of such line item, and (ii) $25,000, or which would cause the aggregate of all changes to the budget to equal or exceed $100,000 provided, however, that reallocation of funds from one line item to another line item shall not constitute a Major Decision..

5.       Any material amendment to any approved phasing, development or construction schedules.

6.       Any material amendment to any approved site plan or other approvals.

7.       The decision to obtain financing for the Project, including the terms of any such financing.

8.       The grant of any mortgage, lien or encumbrance on the Property.

9.       The sale or transfer of all or any part of the Property or any actions relating to any casualty or eminent domain proceedings affecting the Property.

10.     Entering into, terminating or amending any contracts in connection with any aspect of the Project in excess of $100,000.

11.     The admission of a new member to Harborside Entity A, Harborside Entity B, Harborside Entity C.  The entry of any joint venture or partnership with any Person not a Party to this Agreement.

12.     Capital calls, other than (a) those consistent with pre-development, construction and operating budgets adopted by Ironstate and Owner or (b) those for non-discretionary expenses, such as real estate taxes, insurance premiums and expenses required to comply with Government Requirements.

13.     The development of leasing guidelines for the Project and any material deviation from such guidelines.

14.     Any commercial lease involving more than 5,000 square feet of space.

15.     Any amendment to any Operating Agreement.

16.     Any environmental matter relating to the Property, including selection of environmental consultants and adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials or wastes.

17.     Taking any legal action, except and to the extent the same is not prohibited by any provision of any loan affecting any portion of the Project: (i) initiating action to collect rentals and other amounts payable to the Company under leases and other occupancy agreements affecting any Unit or to dispossess any occupant who is in default in its obligations to the Company and defending against tenant claims, (ii) defending liability claims for which the insurance is maintained insurance, (iii) contesting or protesting any ad valorem tax or assessment, or (iv) initiating, defending or settling claims in which the amount in controversy does not exceed $25,000.00.

18.     The voluntary commencement or proceeding under the United States Bankruptcy Code or under any state or foreign bankruptcy, insolvency or similar statute affecting any Party, or a subsidiary of any Party, or the liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all the assets of any Party, or a subsidiary of any Party, or the marshaling of assets and liabilities; receivership, insolvency, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of debts; or other similar events or proceedings affecting any Party, or a subsidiary of any Party, or any allegation or contest of the validity of this Agreement in any such proceeding.

19.     Regarding any matter that would be undertaken by any of Harborside Entity A, Harborside Entity B or Harborside Entity C that is not within the ordinary course of business or within the business purpose of, any of the Harborside Entity A, Harborside Entity B or Harborside Entity C, as applicable.

20.     The Procurement of any policy of insurance for any Phase of the Project.

EXHIBIT E

PERMITTED EXCEPTIONS

EXHIBIT F

IRONSTATE PERMITTED PROJECTS

1.          70, 80 and 90 Columbus Drive (Block 138 Lot T Condo Area 3)

2.          Blocks 5.1 and 5.2 as shown on the Liberty Harbor North Redevelopment Plan

3.          Block 11 as shown on the Liberty Harbor North Redevelopment Plan